Exhibit 99.1

Accuray Reports Fiscal 2026 Third Quarter Financial Results

MADISON, Wis, May 6, 2026— Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the third quarter ended March 31, 2026.

Key Highlights

●

Transformation plan delivering ahead of expectations, with approximately $10 million of cost and margin improvements achieved through the fiscal third quarter, positioning the company to exceed the $12 million FY26 target.

●

Commercial leadership strengthened with the appointment of Paul Miele as Chief Commercial Officer, bringing deep global experience in scaling capital medical device businesses and accelerating profitable growth.

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Strategic partnerships gaining momentum, expanding Accuray’s ecosystem across imaging, software, workflow, clinical research, and operational execution in collaboration with many leading organizations to further amplify the company’s strengths.

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Company withdraws fiscal 2026 financial guidance due to geopolitical uncertainty in the Middle East, which continues to materially impact product shipments and service revenue, with installations in several of the markets within the region delayed.

●

At the upcoming European Society for Radiotherapy and Oncology (“ESTRO”) Congress in Stockholm, Sweden on May 15 – 19, 2026, the Company will showcase a series of practical, customer‑driven product enhancements that reinforce their commitment to clinical excellence, workflow efficiency, and continuous innovation.

“During the quarter, we made meaningful progress executing against the transformation plan we launched in December,” said Steve LaNeve, President and Chief Executive Officer of Accuray. “We are already seeing tangible benefits from these initiatives, including approximately $10 million in realized margin improvements through the fiscal third quarter, positioning us ahead of our original expectations. We have also strengthened our leadership team with experienced talent in key strategic areas and continue to enhance our technology platform through highly strategic partnerships focused on advancing real-time adaptation to patient and tumor motion during treatment, a core differentiator of Accuray’s technology. Taken together, we believe these actions will improve execution, strengthen profitability, and create meaningful long-term value for our shareholders.”

Mr. LaNeve continued, “Overall, we are encouraged by the progress we are making and remain confident in our strategy and our ability to execute on the areas within our control. However, the current geopolitical environment has created significant unpredictability around the timing of installations in several key Middle Eastern markets. Given these uncertainties, we believe it is prudent to withdraw financial guidance at this time, specifically as it relates to total net revenue and Adjusted EBITDA, and revisit our outlook when we report fiscal fourth quarter results.”

Fiscal Third Quarter Results

Total net revenue was $104.8 million in the third quarter of fiscal 2026, or a decrease of 7 percent, as compared to $113.2 million in the prior fiscal year third quarter. Product revenue was $49.7 million in the third quarter of fiscal 2026, or a decrease of 13 percent, as compared to $57.3 million in the prior fiscal year third quarter. Service revenue was $55.1 million in the third quarter of fiscal 2026, or a decrease of 1 percent, as compared to $55.9 million in the prior fiscal year third quarter.

Total gross profit was $25.3 million in the third quarter of fiscal 2026, or 24.1 percent of total net revenue, as compared to a total gross profit of $31.6 million, or 27.9 percent of total net revenue, in the prior fiscal year third quarter. The decrease in gross margin rate was primarily due to higher net parts consumption of $3.2 million, as well as higher than average logistics and duties costs.

Operating expenses were $34.4 million in the third quarter of fiscal 2026, or an increase of 12 percent, as compared to $30.6 million in the prior fiscal year third quarter. Operating expenses in the third quarter of fiscal 2026 include $6.5 million in restructuring charges. Excluding restructuring charges, operating expenses would have decreased by $2.8 million, or 9 percent, as compared to the prior fiscal year third quarter. Additionally, the prior year third quarter benefited from a $3.2 million reversal of accrued compensation from the first half of fiscal year 2025. Adjusting for these two discrete items, third quarter 2026 operating expenses decreased $6.0 million, or 18%, versus prior year.

Net loss was $11.8 million in the third quarter of fiscal 2026, or a diluted net loss of $0.09 per share, as compared to a net loss of $1.3 million, or a diluted net loss of $0.01 per share, in the prior fiscal year third quarter. Adjusted EBITDA was $3.8 million in the third quarter of fiscal 2026, as compared to an adjusted EBITDA of $6.0 million in the prior fiscal year third quarter.

Gross product orders were $48.5 million in the third quarter of fiscal 2026 as compared to $71.2 million in the prior fiscal year third quarter. The book to bill ratio was 1.0 in the third quarter of fiscal 2026, as compared to 1.2 the prior fiscal year third quarter. Order backlog as of March 31, 2026 was $356.2 million, which is approximately 21% percent lower than at the end of the prior fiscal year third quarter.

Total cash, cash equivalents and restricted cash as of quarter end amounted to $44.4 million compared to $47.9 million at the end of last fiscal quarter and compared to $62.1 million at June 30, 2025.

First Nine Months Results

Total net revenue was $301.0 million in the first nine months of fiscal 2026, or a decrease of 9 percent, as compared to $331.0 million in the prior fiscal year period. Product revenue was $131.9 million in the first nine months of fiscal 2026, or a decrease of 21 percent, as compared to $166.9 million in the prior fiscal year period. Service revenue was $169.1 million in the first nine months of fiscal 2026, or an increase of 3 percent, as compared to $164.1 million in the prior fiscal year period.

Total gross profit was $76.4 million in the first nine months of fiscal 2026, or 25.4 percent of total net revenue, as compared to a total gross profit of $108.0 million, or 32.6 percent of total net revenue, in the prior fiscal year period.

Operating expenses were $108.3 million in the first nine months of fiscal 2026, or an increase of 4 percent, as compared to $104.4 million in the prior fiscal year period. Operating expenses in the first nine months of fiscal 2026 include $15.4 million in restructuring charges. Excluding restructuring charges, operating expenses would have decreased by $11.5 million, or 11% percent as compared to the prior fiscal year period.

Net loss was $47.3 million in the first nine months of fiscal 2026, or a diluted net loss of $0.39 per share, as compared to a net loss of $2.7 million, or a diluted net loss of $0.03 per share, in the prior fiscal year period. Adjusted EBITDA was a negative $2.3 million in the first nine months of fiscal 2026, as compared to a positive adjusted EBITDA of $18.8 million in the prior fiscal year period.

Gross product orders was $154.2 million in the first nine months of fiscal 2026 as compared to $203.3 million in the prior fiscal year period. The book to bill ratio was 1.2 in the first six months of fiscal 2026, as compared to 1.2 in the prior fiscal year period.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss results for the third quarter of fiscal 2026 as well as recent corporate developments. Conference call dial-in information is as follows:

●	U.S. callers: (833) 316-0563
●	International callers: (412) 317-5747

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Investor Relations section of Accuray’s website, www.accuray.com. There will be a slide presentation accompanying today’s event which can also be accessed on the company’s Investor Relations page at www.accuray.com.

In addition, a taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion and will be available for seven days. The replay number is (855) 669-9658 (USA), or (412) 317-0088 (International), Conference ID: 4178502. An archived webcast will also be available on Accuray’s website until Accuray announces its results for the fourth quarter of fiscal 2026.

Use of Non-GAAP Financial Measures

Accuray reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, Accuray uses certain non-GAAP financial measures, such as adjusted EBITDA.

Accuray has supplemented its GAAP net income (loss) with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation, and (gain) loss from change in fair value of warrant liability (“adjusted EBITDA”). The calculation of adjusted EBITDA also excludes certain non-recurring, irregular and one-time items. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results. A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedules below.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Madison, Wisconsin, with facilities worldwide.

Forward-Looking Statements

Statements made in this press release that are not statements of historical fact are forward-looking statements that are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the company's future results of operations and financial position, including expectations regarding: the company’s backlog, age-ins and age-outs, cancellations of contracts and foreign currency impacts; the anticipated drivers of the company’s future capital requirements; expectations of the company’s strategy in China and the company’s China joint venture as well as its expected impact on the company’s business; expectations regarding the market in China for radiation oncology systems; expectations regarding the effects of the global macroeconomic conditions on the company’s financial results and business as well as the business of the company’s customers and suppliers; expectations regarding the impact of changes in government administration policy positions; expectations regarding delays in deliveries and installations and its impact on the company’s business; expectations regarding inflation, supply chain challenges and heightened logistics costs and its impact on the company’s business, including gross margins and net income (loss); expectations regarding the timing of deliveries and revenue conversion; the company’s expectations regarding the adequacy of its manufacturing facilities; the anticipated risks associated with the company’s foreign operations and fluctuations in the U.S. Dollar and foreign currencies as well as its ability to mitigate such risks; potential changes in tariffs, export controls, trade sanctions and other trade policies; expectations related to the company’s convertible notes and credit facilities; expectations related to the company’s leases; the sufficiency of the company’s cash, cash equivalents and investments to meet the company’s anticipated cash needs for working capital and capital expenditures and the company’s business strategy, plans and objectives; the expected benefits from the transformation plan, including expected improvement in annualized operating profit and cost and margin improvements; the ability to achieve the objectives of the transformation plan; expected restructuring charges for fiscal year 2026; the company’s ability to deliver sustained performance and execute on its strategies and objectives, including related to its transformation efforts and restructuring plans; the company’s ability to improve sales and drive margin expansion; opportunities to accelerate top-line growth and expand profitability; expectations related to management, including the new chief commercial officer; expectations regarding the impact of tariffs as well as mitigation efforts by the company; the company’s ability to navigate supply chain, logistics, macroeconomic, and foreign exchange challenges; expectations related to the amount and timing of realizing deferred margin from the company’s China joint venture; expectations with respect to strategic partnerships and collaborations; expectations related to the markets and regions in which the company operates; expectations regarding new product introductions and innovations; expectations regarding installed base growth; and the company’s ability to improve execution, drive sustainable, profitable growth, while creating long-term value for patients, providers and shareholders. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “may,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of the company’s assumptions prove incorrect, actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the effect of the global macroeconomic environment on the operations of the company and those of its customers and suppliers; effects related to international tariffs; disruptions to our supply chain, including increased logistics costs; the company's ability to achieve widespread market acceptance of its products; substantial outstanding indebtedness and its ability to maintain compliance with financial covenants related to its debt; the effect of enhanced international tariffs on the company; the company’s ability to realize the expected benefits of the China joint venture and other partnerships; risks inherent in international operations; geopolitical uncertainty, including armed conflict or political instability in the Middle East or other regions in which the company or its customers operate, and the effect of such conditions on the timing of system installations, customer site readiness, service revenue recognition, and the ability to complete transactions in affected markets; the company's ability to maintain or increase its gross margins on product sales and services; delays in regulatory approvals or the development or release of new offerings; the company's ability to meet the covenants under its credit facilities; the company's ability to convert backlog to revenue; and such other risks identified under the heading “Risk Factors” in the company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2026, and as updated periodically with the company's other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management's good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Aman Patel, CFA	Steve Monroe
Investor Relations, ICR-Westwicke	Vice President, Financial Planning & Analysis - Accuray
investor.relations@accuray.com	investor.relations@accuray.com

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Financial Tables to Follow

Accuray Incorporated

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Net revenue:
Products	$49,714	$57,320	$131,880	$166,878
Services	55,131	55,923	169,148	164,084
Total net revenue	104,845	113,243	301,028	330,962
Cost of revenue:
Cost of products	38,829	44,301	104,402	111,315
Cost of services	40,722	37,315	120,249	111,659
Total cost of revenue	79,551	81,616	224,651	222,974
Gross profit	25,294	31,627	76,377	107,988
Operating expenses:
Research and development	8,178	10,712	30,046	36,472
Selling and marketing	8,439	9,110	28,986	31,906
General and administrative	11,225	10,758	33,886	36,005
Restructuring	6,539	—	15,425	—
Total operating expenses	34,381	30,580	108,343	104,383
Income (loss) from operations	(9,087)	1,047	(31,966)	3,605
Income from equity method investment, net	408	2,297	1,318	3,829
Interest expense	(8,446)	(2,890)	(24,207)	(8,728)
Gain from change in fair value of warrant liability	3,359	—	7,198	—
Other income (expense), net	2,429	(1,294)	1,916	357
Loss before provision for income taxes	(11,337)	(840)	(45,741)	(937)
Provision for income taxes	468	457	1,512	1,777
Net loss	$(11,805)	$(1,297)	$(47,253)	$(2,714)
Net loss per share - basic and diluted	$(0.09)	$(0.01)	$(0.39)	$(0.03)
Weighted average common shares used in computing net loss per share:
Basic and diluted	124,304	102,825	121,396	101,462

Accuray Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2026	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	38,067	$57,416
Restricted cash	467	574
Accounts receivable, net	64,573	83,192
Inventories, net	156,626	141,020
Prepaid expenses and other current assets	33,463	33,501
Deferred cost of revenue	20	1,762
Total current assets	293,216	317,465
Property and equipment, net	29,002	28,658
Investment in joint venture	6,321	4,612
Operating lease right-of-use assets, net	28,898	33,115
Goodwill	57,882	57,802
Long-term restricted cash	5,909	4,144
Other assets	26,374	24,443
Total assets	$447,602	$470,239
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$52,805	$34,033
Accrued compensation	16,972	14,573
Operating lease liabilities, current	8,228	7,375
Other accrued liabilities	26,370	29,361
Customer advances	11,365	12,197
Deferred revenue	78,944	82,306
Short-term debt	11,160	12,734
Total current liabilities	205,844	192,579
Operating lease liabilities, non-current	28,989	32,482
Long-term other liabilities	6,925	5,160
Warrant liability	3,119	8,497
Deferred revenue, non-current	26,998	26,566
Long-term debt	134,020	123,786
Total liabilities	405,895	389,070
Stockholders' equity:
Common stock	119	113
Additional paid-in capital	610,784	602,165
Accumulated other comprehensive loss	(2,671)	(1,837)
Accumulated deficit	(566,525)	(519,272)
Total stockholders' equity	41,707	81,169
Total liabilities and stockholders' equity	$447,602	$470,239

Accuray Incorporated

Summary of Orders and Backlog

(in thousands, except book to bill ratio)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Gross orders	$48,524	$71,167	$154,158	$203,294
Net orders	$22,604	$46,656	$61,144	$131,951
Order backlog	$356,235	$452,392	$356,235	$452,392
Book to bill ratio (a)	1.0	1.2	1.2	1.2

(a) Book to bill ratio is defined as gross orders for the period divided by product revenue for the period.

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
GAAP net loss	$(11,805)	$(1,297)	$(47,253)	$(2,714)
Depreciation and amortization (a)	2,078	1,575	5,917	4,552
Stock-based compensation	1,378	2,745	4,775	7,383
Interest expense, net (b)	8,265	2,568	23,508	7,825
Provision for income taxes	468	457	1,512	1,777
Gain from change in fair value of warrant liability	(3,359)	—	(7,198)	—
Restructuring charges	6,539	—	15,425	—
Post-financing costs	199	—	1,031	—
Adjusted EBITDA	$3,763	$6,048	$(2,283)	$18,823

(a) Consists of depreciation on property and equipment and amortization of capitalized software and intangibles.

(b) Consists of interest expense net of interest income.